Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made as of January 1, 2020 (“Effective Date”) (by and between L5K Investments, Inc. (“CONSULTANT”), and Marcus & Millichap, Inc. (“Marcus & Millichap”) wherein Marcus & Millichap engages CONSULTANT to provide consulting services. Therefore, CONSULTANT and Marcus & Millichap agree as follows:

1.	TERM & CANCELLATION

1.1 The Agreement shall commence on the Effective Date and continue until terminated by either Party in its discretion upon thirty (30) days written notice. Such termination shall not prejudice any rights and remedies herein.

2.	SERVICES & COMPENSATION

2.1. CONSULTANT will provide Marcus & Millichap with the services identified in Exhibit A attached hereto (“Services”). In consideration for the above consulting services, Marcus & Millichap shall pay CONSULTANT a fee as set forth in Exhibit A (“Fee”). Any Fee due to CONSULTANT shall be the full and complete payment owed under this Agreement. Marcus & Millichap shall reimburse CONSULTANT any expenses related to business travel, attending meetings or other events on behalf of Marcus & Millichap. Any such expense above $2,500 must be approved in advance by the CEO.

3.	CONFIDENTIALITY

3.1 With respect to the sharing of confidential and proprietary information and solicitation, CONSULTANT and Marcus & Millichap agree to the terms and conditions of this Paragraph 3. The provisions of this Paragraph 3 shall be binding upon CONSULTANT and its principals, employees, agents, officers, directors, and contractors (collectively “Consultant Parties”), and CONSULTANT shall indemnify, defend, and hold Marcus & Millichap harmless for any violations of such provisions by Consultant Parties.

3.2 “Confidential Information” is to be construed broadly to include, but not be limited to all information regarding conveyed under or in furtherance of the Services to be provided, including all financial, proprietary information, and other information relating to Marcus & Millichap or its affiliates, related entities, employees, officers, contractors, and salespersons, including without limitation, any information or material pertaining to products, formulae, specifications, designs, processes, plans, policies, procedures, employees, salespersons, work conditions, legal and regulatory affairs, assets, inventory, discoveries, trademarks, patents, packaging, distribution, sales, marketing, expenses, financial statements and data; business strategies, methodologies, and endeavors; software, hardware, APIs, and IS systems and technologies; customer, client, agent, salesperson, and supplier lists and procurement and retention; costs of goods, services, and relationships with third parties. Confidential Information also includes any notes, analyses, compilations, studies or other material or documents prepared by the recipient party which contain, reflect or are based, in whole or in part, on the Confidential Information. Confidential Information further includes this Agreement, and all discussions and communications. Information will not be considered Confidential Information if: (a) at the time of disclosure or thereafter, it is or becomes part of the public domain without the fault or action of either party; (b) a party can show through tangible records that it already knew the information before it was disclosed; or (c) a party obtained such information through legitimate, competitive means or from a third party without breach of an obligation of confidentiality that is known to the receiving party. The Parties understand and agree that all Confidential Information provided to the other is being provided for the sole purpose of facilitating this Agreement, that no Confidential Information would be provided otherwise, and that such Confidential Information may be used for no other purpose.

3.3 CONSULTANT understands that Marcus & Millichap is a publicly held company, which is subject to securities laws, and CONSULTANT and its representatives, agents, employees, directors, and officers cannot trade in Marcus & Millichap, Inc. stock on the basis of material non-public information.

4.	MISCELLANEOUS

4.1. Assignment. Neither party may assign this Agreement, or any interest, right or obligation under it, either voluntarily or by operation of law, without the written consent of the other party.

4.2. Independent Contractor. Nothing contained in this Agreement or in the relationship of CONSULTANT and Marcus & Millichap shall be deemed to constitute an employee/employer relationship, partnership, joint venture, or any other relationship between CONSULTANT and Marcus & Millichap except for the independent contractor relationship described in this Agreement. CONSULTANT’S authority is limited solely to performing the Services set forth herein in accordance with the terms of this Agreement. CONSULTANT does not have any authority to execute any agreements for or on behalf of Marcus & Millichap and is not granted any authority to assume or create any obligation or liability or to make any representation, covenant, agreement or warranty, express or implied, on Marcus & Millichap’s behalf or to bind Marcus & Millichap in any manner.

4.3 Authority. Each party represents that it has the authority to enter and sign this Agreement. The individuals signing this Agreement represent that they are authorized signatories.

4.4 Survival. This Agreement is binding upon the parties hereto and their respective successors and assigns. The term “CONSULTANT” and “Marcus & Millichap” includes affiliates, successors, and assigns.

4.5 Law and Interpretation. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles, with venue in Los Angeles Superior Court. This Agreement shall not be construed negatively against a party based on that party’s drafting of the Agreement.

4.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the provision shall be modified by the court to render it enforceable, and the remainder of the provisions will continue in full force and effect as if this Agreement had been executed with the invalid provision eliminated.

4.7 Entire Agreement. Nothing herein shall modify any rights or obligations of the parties hereto under any outstanding equity agreements, or any provisions governing Consultant’s post-employment obligations under the Employment Agreement dated March 31, 2016. This Agreement constitutes the entire agreement between CONSULTANT and Marcus & Millichap regarding the subject matter herein and supersedes all prior discussions. No modification of this Agreement will be effective unless made in writing and signed by both CONSULTANT and Marcus & Millichap.

CONSULTANT		Marcus & Millichap
By:		By:

Name:	Mitch LaBar	Name:	Hessam Nadji

Title:	President	Title:	President

EXHIBIT A

SERVICES AND COMPENSATION

The following describes the scope of Services under the Agreement and related compensation. CONSULTANT shall provide the Services on the dates reasonably requested by Marcus & Millichap in writing.

DESCRIPTION OF SERVICE	COMPENSATION

CONSULTANT shall provide Marcus & Millichap with the following Services:

Executive, operational, and project management consulting and advisement. Such services are to be performed by Mitchell R. LaBar as directed by Marcus & Millichap’s Chief Executive Officer. CONSULTANT and Marcus & Millichap expect such Services to require approximately twenty-five (25) hours per month.

Marcus & Millichap shall pay CONSULTANT a Fee as follows, which shall be the entire payment for the Services.

Fee: $10,000 per month. CONSULTANT shall provide Marcus & Millichap with a W-9 for such payments.

Acknowledged and Agreed
Initials:		Initials:
	CONSULTANT		Marcus & Millichap

Date:	1/21/2020 | 11:00:14 PST	Date:	1/23/20

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